Exhibit 10.2

SERVICE AGREEMENT

This service agreement (this "Agreement"), dated as of February 18, 2011 (the "Effective Date"), is made by and between ASPA Gold Corp., a Nevada corporation (the "Corporation"), and Peter John Cronshaw (“Peter Cronshaw”) (the "Director") (each, a "Party" and together, the "Parties").

WHEREAS, the Director has been elected as a non-executive member of the Board of Directors of the Corporation; and

WHEREAS, the Parties wish to establish the terms of the Director's service to the Corporation;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. POSITION/DUTIES:-

(a)
During the Service Term (as defined in Section 2 below), the Director shall serve as a non-executive Director of the Corporation. In this capacity the Director shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other reasonable duties and responsibilities as the Board of Directors of the Corporation (the "Board") shall designate.  The Director shall faithfully serve as a member of the Board of Directors shall use his diligent efforts to promote the interests of the Corporation and to maintain and promote the reputation thereof.

(b)
During the Service Term, the Director shall use his best efforts to perform his duties under this Agreement and shall devote as much of his time energy and skill in the performance of his duties with the Corporation as he shall deem necessary or desirable.

2. SERVICE TERM:-

Except for earlier termination as provided in Section 6 and subject to his re-election at any annual meeting of shareholders, the Director's service under this Agreement shall be for a two-year term commencing on the Effective Date and ending on February 17, 2013 (the "Service Term").

3. BASE STIPEND:-

The Corporation agrees to pay to the Director a base stipend at an annual rate of not less than US$35,000 (Thirty Five thousand dollars), payable in accordance with the regular practices of the Corporation. The Director's Base Stipend shall be subject to annual review by the Board (or a committee thereof).  The base stipend as determined herein from time to time shall constitute "Base Stipend" for purposes of this Agreement. It is recorded that the Director shall receive the full settlement of his first 2 (two) years’ base stipend through the issue by the Corporation to the Director of an amount of 200,000 (Two hundred thousand) restricted shares of the Corporation’s shares of Common Stock; issued to the Director at Par Value.

These shares of the Corporation’s Common Stock shall not be available to be assigned, pledged, sold, lent or in any way alienated for a period of 2 (two) years commencing from the date this Agreement.  These shares are restricted under Rule 144 and shall be held “on book” by the Transfer Agent to the Corporation; for an on behalf of the Director. The Director shall not be permitted to request these shares of the Corporation’s Common Stock, in certificated form, until the expiration of the 2 (two) years from the date of their issue to the Director.

4. BONUS:-

With respect to each full fiscal year during the Service Term, the Director shall be eligible to earn an annual bonus (the "Annual Bonus") in such amount, if any, as determined in the sole discretion of the Board of up to 100% (One hundred percent) of the Director's Base Stipend. In addition, the Director shall be eligible to participate in the Corporation's bonus and other incentive compensation plans and programs (if any) for the Corporation's non-executive Directors at a level commensurate with his position and may be entitled to bonus payments in addition to the amount set forth hereinabove.

5. BENEFITS:-

(a) Benefit Plans.

The Director shall be eligible to participate in any benefit plan that may be offered to the Director from time to time by the Corporation, including, but not limited to, equity, thrift, profit sharing, insurance coverage, education, or other retirement or welfare benefits that the Corporation has adopted or may adopt, maintain or contribute to for the benefit of its non-executive Directors, at a level commensurate with his position, subject to satisfying the applicable eligibility requirements. The Corporation may at any time or from time to time amend, modify, suspend or terminate any benefit plan, program or arrangement for any reason in its sole discretion.

(b) Vacation:-

The Director will not qualify for paid vacation.

(c) Business and Entertainment Expenses:-

Upon presentation of appropriate documentation, the Director shall be reimbursed for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder, all in accordance with the Corporation's expense reimbursement policy applicable to non-executive Directors from time to time in effect.

(d) Signing Bonus:-

Upon execution of this Agreement, the Director shall be awarded a “Signing” bonus to be settled through the issuance of 100,000 (One hundred thousand) restricted shares of the Corporation’s Common Stock and at Par Value.

These shares of the Corporation’s Common Stock shall not be available to be assigned, pledged, sold, lent or in any way alienated for a period of 3 (three) years commencing from the date this Agreement.  These shares are restricted under Rule 144 and shall be held “on book” by the Transfer Agent to the Corporation; for and on behalf of the Director. The Director shall not be permitted to request these shares of the Corporation’s Common Stock, in certificated form, until the expiration of the 3 (three) years from the date of their issue to the Director.

(e) Liability Insurance

The Corporation undertakes to procure suitable and necessary Director’s Liability Insurance for the Director. The costs of this Insurance are to be borne by the Corporation. In the event that this insurance is not available at reasonable cost, the Corporation will indemnify Director to the full extent permitted by Nevada law.

6. TERMINATION:-

The Director's service and the Service Term shall terminate on the first of the following to occur:

(a) Disability:-

On the thirtieth (30th) day following written notice by the Corporation to the Director of termination due to Disability. For purposes of this Agreement, "Disability" shall mean a determination  by the Corporation in accordance with applicable law that due to a physical or mental injury, infirmity or incapacity, the Director is unable to perform the essential functions of his job with or without accommodation for 180 days (whether or not consecutive) during any 12-month period.

(b) Death:-

Automatically upon the date of death of the Director.

(c) Cause:-

Immediately upon written notice by the Corporation to the Director of a termination for Cause. "Cause" shall mean, as determined by the Board, (1) conduct by the Director in connection with his service duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the Director; (3) the willful and continued failure of the Director to perform the Director's duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the Director of any felony other than traffic-related offenses) or any crime involving moral turpitude; (5) violation of any material policy of the Corporation or any material provision of the Corporation's code of conduct, employee handbook or similar documents; or (6) any material breach by the Director of any provision of this Agreement or any other written agreement entered into by the Director with the Corporation.

(d) Without Cause:

On the written notice by the Corporation to the Director of an involuntary termination without Cause, approved by shareholders holding a majority of the common stock of the Corporation.

(e) Good Reason.

On the sixtieth (60th) day following written notice by the Director to the Corporation of a termination for Good Reason. "Good Reason" shall mean, without the express written consent of the Director, the occurrence of any the following events unless such events are cured (if curable) by the Corporation within fifteen days following receipt of written notification by the Director to the Corporation that he intends to terminate his service hereunder for one of the reasons set forth below: any material reduction or diminution (except temporarily during any period of incapacity due to physical or mental illness) in the Director's title, authorities, duties or responsibilities with the Corporation.

7. CONSEQUENCES OF TERMINATION:-

(a) Disability:-

Upon termination of the Service Term because of the Director's Disability, the Corporation shall pay or provide to the Director (1) any unpaid Base Stipend, (2) any unpaid Annual Bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which the Director may be entitled under the terms of any applicable benefit plan, program or arrangement (collectively, "Accrued Benefits").

(b) Death:-

Upon the termination of the Service Term because of the Director's death, the Director's estate shall be entitled to any Accrued Benefits.

(c) Termination for Cause:-

Upon the termination of the Service Term by the Corporation for Cause or by either party in connection with a failure to renew this Agreement, the Corporation shall pay to the Director any Accrued Benefits.

(d) Termination without Cause or for Good Reason:-

Upon the termination of the Service Term by the Corporation without Cause or by the Director with Good Reason, the Corporation shall pay or provide to the Director (1) the Accrued Benefits, and (2) subject to the Director's execution (and non-revocation) of a general release of claims against the Corporation and its affiliates in a form reasonably requested by the Corporation, (A) continued payment of his Base Stipend for 6 (six) months after termination, payable in accordance with the regular payroll practices of the Corporation, but off the payroll.

8. NO ASSIGNMENT:-.

This Agreement is personal to each of the Parties.  Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Corporation may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation.

9. NOTICES:-

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Director:

MR. Peter John Cronshaw
C/o Mr. RY Lowenthal
Renasa House
170 Oxford Road
Melrose, Gauteng
2126
REPUBLIC OF SOUTH AFRICA

If to the Corporation:

ASPA GOLD CORP.
36101 Bob Hope Dr., Suite E5-238
Rancho Mirage, California   92270

Or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. PROTECTION OF THE CORPORATION'S BUSINESS:-

(a) Confidentiality:-

The Director acknowledges that during the course of his service to the Corporation (prior to and during the Service Term) he has and will occupy a position of trust and confidence. The Director shall hold in a fiduciary capacity for the benefit of the Corporation and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Corporation, except (i) as in good faith deemed necessary by the Director to perform his duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Director is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Corporation or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Director shall give prompt written notice to the Corporation of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Corporation to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Corporation's industry other than by the Director's unauthorized disclosure, or (v) to the Director's spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Director's tax, financial and other personal planning (each an "Exempt Person"), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 10(a) by the Director.  The Director shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Director understands and agrees that the Director shall acquire no rights to any such Confidential Information. "Confidential Information" shall mean information about the Corporation, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Corporation and that was learned by the Director in the course of his service by the Corporation, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, client, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

(b) Non-Competition:-

During the Service Term and for the one-year period following the termination of the Director's service for any reason (the "Restricted Period"), the Director shall not, directly or indirectly, without the prior written consent of the Corporation, provide service (including self-service), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that directly competes with any business conducted by the Corporation or any of its subsidiaries or affiliates on the date of the Director's termination of service or within one year of the Director's termination of service in the geographic locations where the Corporation and its subsidiaries or affiliates engage or propose to engage in such business (the "Business"). Nothing herein shall prevent the Director from having a passive ownership interest of not more than 9% (Nine percent) of the outstanding securities of any entity engaged in the Business whose securities are traded on a United States of America - National Securities Exchanges. The Corporation acknowledges that the Director may serve as an officer or director of North American Gold & Minerals Fund and its affiliated companies.

(c) Non-Solicitation of Employees:-

The Director recognizes that he possesses and will possess confidential information about the employees of the Corporation and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Corporation and its subsidiaries and affiliates. The Director recognizes that the information he possesses and will possess about these employees is not generally known, is of substantial value to the Corporation and its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Corporation. The Director agrees that, during the Restricted Period, he will not, directly or indirectly, (i) solicit or recruit any employee of the Corporation or any of its subsidiaries or affiliates (a "Current Employee") or any person who was an employee of the Corporation or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Director's service terminates (a "Former Employee") for the purpose of being employed by him or any other entity, or (ii) hire any Current Employee or Former Employee.

(d) Non-Solicitation of Customers:-

The Director agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Corporation or its subsidiaries, who was a customer or client of the Corporation or its subsidiaries at any time during the 12 (twelve) month period immediately prior to the date the Director's service terminates or who is a direct customer or client that has been identified and targeted by the Corporation or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Corporation or its subsidiaries, or (ii) any supplier or vendor to the Corporation or any subsidiary to terminate, reduce or alter negatively its relationship with the Corporation or any subsidiary or in any manner interfere with any agreement or contract between the Corporation or any subsidiary and such supplier or vendor.

(e) Property:-

The Director acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his service by the Corporation or its subsidiaries are the sole property of the Corporation and its subsidiaries ("Corporation Property").  During the Service Term, and at all times thereafter, the Director shall not remove, or cause to be removed, from the premises of the Corporation or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Corporation or its subsidiaries, except in furtherance of his duties under this Agreement.  When the Director's service with the Corporation terminates, or upon request of the Corporation at any time, the Director shall promptly deliver to the Corporation all copies of Corporation Property in his possession or control.

(f) Non-Disparagement:-

Director shall not, and shall not induce others to, Disparage the Corporation or its subsidiaries or affiliates or their past and present officers, directors, employees or products. "Disparage" shall mean making comments or statements to the press, the Corporation's or its subsidiaries' or affiliates' employees or any individual or entity with whom the Corporation or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (1) the business of the Corporation or its subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of the Corporation or its subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

(g) Cooperation:-

Subject to the Director's other reasonable business commitments, following the Service Term, the Director shall be available to cooperate with the Corporation and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Director conducted on behalf of the Corporation and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Corporation shall compensate the Director for any out-of-pocket expenses reasonably incurred by the Director in connection therewith.

(h) Equitable Relief and Other Remedies:-

The Director acknowledges and agrees that the Corporation's remedies at law for a breach or threatened breach of any of the provisions of this Section 10 would be inadequate and, in recognition of this fact, the Director agrees that, in the event of such a breach or threatened or attempted breach, in addition to any remedies at law, the Corporation, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, without limiting the Corporation's remedies for any breach of any restriction on the Director set forth in this Section 10, except as required by law, the Director shall not be entitled to any payments set forth in Section 7(d) hereof if the Director has breached the covenants applicable to the Director contained in this Section 10, the Director will immediately return to the Corporation any such payments previously received under Section 7(d) upon such a breach, and, in the event of such breach, the Corporation will have no obligation to pay any of the amounts that remain payable by the Corporation under Section 7(d).

(i) Reformation:-

If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.  The Director acknowledges that the restrictive covenants contained in this Section 10 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

(j) Survival of Provisions:-

The obligations contained in this Section 10 shall survive in accordance with their terms the termination or expiration of the Director's service with the Corporation and shall be fully enforceable thereafter.

11. INDEMNIFICATION:-

The Director shall be indemnified to the extent permitted by the Corporation's organizational documents and to the extent required by law.

12. SECTION HEADINGS AND INTERPRETATION:-

The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Expressions of inclusion used in this agreement are to be understood as being without limitation.

13. SEVERABILITY:-

The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. COUNTERPARTS:-

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

15. GOVERNING LAW AND VENUE:-

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without regard to its conflicts of law principles. The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of Las Vegas, Nevada, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  IN ADDITION, THE PARTIES AGREE TO WAIVE A TRIAL BY JURY.

16. ENTIRE AGREEMENT:-

This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement.

17. WAIVER AND AMENDMENT:-

No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Director and such officer or director as may be designated by the Board. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18. WITHHOLDING:-

The Corporation may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

19. AUTHORITY AND NON-CONTRAVENTION:-

The Director represents and warrants to the Corporation that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ASPA GOLD CORP.

/s/ RONALD YADIN LOWENTHAL
By:  RONALD YADIN LOWENTHAL
Title: PRESIDENT & CEO

THE DIRECTOR

/s/ Peter John Cronshaw
Peter John Cronshaw